Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended September 30, 2008

Amsterdam, the Netherlands – November 6, 2008: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and nine months ended September 30, 2008. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements are expected to be posted prior to the end of November 2008.

Highlights for the quarter ended September 30, 2008 as compared to the results for the same period last year (unless noted) include:

•	Total organic[1] additions of 82,000 RGUs[2] during the quarter

•	Increased organic digital cable additions by over 120%

•	Revenue growth of 6% to €882 million

•	Operating cash flow (“OCF”)[3] growth of 18% to €419 million

•	OCF margin[4] of 47.5%, a 470 basis point improvement

•	Operating income growth of 82% to €143 million

Financial Results

Revenue for the three and nine months ended September 30, 2008 increased by 6% to €882 million and €2,634 million, respectively, as compared to the same periods last year. Our growth in both periods has been driven principally by volume growth in digital video, broadband internet and telephony subscribers. We achieved rebased5 revenue growth of 4%, for both the three and nine months ended September 30, 2008, as compared to the prior year periods. Specifically, in the third quarter, VTR generated rebased revenue growth of 12% and UPC Broadband (“UPC”) realized rebased growth of 3%, with particularly strong results in Poland and Ireland, as compared to the third quarter of 2007.

Operating cash flow increased 18% to €419 million and 17% to €1,214 million for the three and nine months ended September 30, 2008, respectively, as compared to the same periods last year. This growth stemmed principally from organic growth, and to a much lesser extent, foreign exchange movements and M&A activity. Adjusted for currency and acquisition effects, our OCF results yielded rebased growth of 15% and 14% for the respective three and nine months ended September 30, 2008, as compared to the comparable 2007 periods. In the third quarter, UPC’s Western European operations posted rebased OCF growth of 15%, led by Ireland, the Netherlands and Switzerland, all of which realized double-digit increases, as compared to the third quarter of 2007.

[1]

Organic figures exclude revenue generating units (“RGUs”) of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[2]	Please see footnotes to the operating data table for the definition of RGUs.
[3]	Please see page 9 for a definition of operating cash flow and a reconciliation to operating income.
[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
[5]

For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2008 results and (ii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 4 for supplemental information.

Our OCF margin for the three and nine months ended September 30, 2008 increased 470 basis points to 47.5% and 410 basis points to 46.1%, respectively, over the comparable periods in 2007. Reflecting our focus on leveraging efficiencies within our cost structure, UPC and VTR experienced OCF margin improvements over both the three and nine month 2008 periods, as compared to the respective prior year periods. Of note in the third quarter, UPC attained an OCF margin of 48.6%, which reflects a 530 basis point improvement over the third quarter of 2007. This margin improvement was driven largely by our businesses in Western Europe (the Netherlands, Switzerland, Austria and Ireland).

Subscriber Statistics

At September 30, 2008, our total RGU base of 15.8 million included 9.9 million video, 3.6 million broadband internet and 2.3 million telephony subscribers. Adding 119,000 new RGUs in the third quarter, of which 82,000 were represented by organic additions, we continue to demonstrate healthy RGU expansion. Our organic additions were split between 51,000 at UPC and 31,000 at VTR and given that the third quarter is a seasonally slow period in Europe, it was noteworthy that UPC was able to sequentially increase its organic additions from the second quarter of 2008 by 11,000. Overall, our subscriber base has grown by 5% or 806,000 since September 30, 2007, including acquisitions.

During the quarter ended September 30, 2008, our organic subscriber growth consisted of 76,000 broadband internet and 76,000 telephony additions, partially offset by net video losses of 70,000. Our video losses, stemming largely from analog churn to low cost video competition in Europe, were meaningfully compensated by digital cable additions of 225,000. As compared to the second quarter of 2008, we experienced a reduction in video losses of 32,000, including lower losses in both our Western and Central and Eastern European (“CEE”) operations. In terms of total advanced service penetrations6 at September 30, 2008, we reached 22%, 26% and 18% for digital cable, broadband internet and telephony, respectively.

For the fourth consecutive quarter, digital video, including both digital cable and DTH, remained our strongest product with 239,000 organic additions. In terms of digital cable, we posted a record quarter of 225,000 organic RGU additions, reflecting a 123% improvement over the three months ended September 30, 2007. This improvement was helped by strong progress in our CEE markets including Poland, the Czech Republic and Hungary, as well as by VTR. As digital video recorder (“DVR”), high definition (“HD”) and video-on-demand (“VoD”) roll-outs continue, we are experiencing positive uptake of these products. In the Netherlands for example, approximately 40% of digital customers subscribe to DVR and/or HD products, while VoD streams have roughly averaged 450,000 per week during 2008. The buy-through of value-added digital products has enabled the Netherlands to increase incremental digital ARPU7 by approximately 70% on a year-over-year basis, and at UPC, these products have contributed to an approximate 46% rebased increase in digital cable revenue for the nine months ended September 30, 2008, as compared to the prior year period.

In addition, the bundling of broadband internet and telephony remain an important component of our revenue and OCF growth. At September 30, 2008, approximately 33% or 3.5 million of our 10.6 million customers, subscribed to two or more products. Of particular note, we have increased our triple-play customers to 1.7 million, reflecting growth of 32% since September 30, 2007, and a triple-play penetration of 17%. We continue to promote bundled offerings within our markets, and with the introduction of digital cable throughout our footprint, as well as faster broadband internet speeds, we have compelling value propositions for our customers.

[6]

Advanced services represent our services related to digital video, including digital cable and direct-to-home ("DTH"), broadband internet and telephony. Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs. Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.

[7]

ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. The amount is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs for the period.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of September 30, 2008, UPC Holding operated state-of-the-art networks that served 10.6 million customers across 11 countries in Europe and Chile.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, the timing and impact of our roll-out of digital and broadband products and services and our borrowing availability; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competitive and economic factors, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

On July 29, 2005, UPC Holding issued €500 million of 7.75% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8.63% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg SCA’s €300 million Senior Notes due 2016 became the direct obligation of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2008 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its unaudited condensed consolidated financial statements prior to the end of November 2008, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes Molly Bruce K.C. Dolan	+1.303.220.6693 +1.303.220.4202 +1.303.220.6686	Bert Holtkamp +31.20.778.9447

Selected Financial Data

The following tables provide selected, preliminary revenue and operating cash flow data for the three and nine months ended September 30, 2008 and 2007 for each reportable segment of UPC Holding. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At September 30, 2008, our operating segments in UPC Holding provided services in 11 countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia.

On April 16, 2007, in connection with the refinancing of a portion of the UPC Broadband Holding Bank Facility, Cablecom Holdings GmbH and its subsidiaries became subsidiaries of UPC Broadband Holding. In connection with the same refinancing, Liberty Global’s indirect 80% interest in VTR Global Com, S.A. was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transfers and UPC Holding’s 2007 results have consequently been restated to include Cablecom and VTR for all periods presented.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2007, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three and nine months ended September 30, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2008 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2007 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2008. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended September 30, 2007 include Telesystems Tirol and five small acquisitions in Europe and for the nine months include Telesystems Tirol and eight small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s September 30, 2008 unaudited condensed consolidated financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing the effects of changes in foreign currency exchange rates (“FX”), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€197.9	€191.0	€6.9	3.6%	3.6%	—
Switzerland	170.3	158.1	12.2	7.7%	5.2%	—
Austria	90.5	90.3	0.2	0.2%	0.2%	—
Ireland	60.6	55.2	5.4	9.8%	9.8%	—

Total Western Europe	519.3	494.6	24.7	5.0%	4.2%	3.1%

Hungary	73.2	68.9	4.3	6.2%	(0.4)%	—
Other Central and Eastern Europe	167.6	149.2	18.4	12.3%	4.6%	—

Total Central and Eastern Europe	240.8	218.1	22.7	10.4%	3.0%	2.9%

Central and corporate operations	1.7	0.9	0.8	88.9%	88.9%	—

Total UPC Broadband Division	761.8	713.6	48.2	6.8%	3.9%	3.1%

VTR (Chile)	119.8	116.7	3.1	2.7%	11.6%	11.6%

Total UPC Holding	€881.6	€830.3	€51.3	6.2%	5.0%	4.2%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€597.4	€576.5	€20.9	3.6%	3.6%	—
Switzerland	510.3	473.7	36.6	7.7%	5.7%	—
Austria	275.8	272.5	3.3	1.2%	1.2%	—
Ireland	180.7	166.8	13.9	8.3%	8.3%	—

Total Western Europe	1,564.2	1,489.5	74.7	5.0%	4.4%	3.4%

Hungary	209.3	207.2	2.1	1.0%	(0.3)%	—
Other Central and Eastern Europe	486.5	434.2	52.3	12.0%	6.3%	—

Total Central and Eastern Europe	695.8	641.4	54.4	8.5%	4.2%	3.6%

Central and corporate operations	4.7	6.1	(1.4)	(23.0)%	(23.0)%	—

Total UPC Broadband Division	2,264.7	2,137.0	127.7	6.0%	4.2%	3.4%

VTR (Chile)	368.8	342.2	26.6	7.8%	11.4%	11.4%

Total UPC Holding	€2,633.5	€2,479.2	€154.3	6.2%	5.2%	4.4%

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€117.1	€101.2	€15.9	15.7%	15.7%	—
Switzerland	91.9	77.7	14.2	18.3%	15.4%	—
Austria	47.2	43.2	4.0	9.3%	9.3%	—
Ireland	23.6	17.3	6.3	36.4%	36.4%	—

Total Western Europe	279.8	239.4	40.4	16.9%	15.9%	14.6%

Hungary	38.4	34.5	3.9	11.3%	4.0%	—
Other Central and Eastern Europe	89.8	76.9	12.9	16.8%	6.7%	—

Total Central and Eastern Europe	128.2	111.4	16.8	15.1%	5.9%	6.9%

Central and corporate operations	(37.4)	(42.1)	4.7	11.2%	11.2%	—

Total UPC Broadband Division	370.6	308.7	61.9	20.1%	16.0%	15.1%

VTR (Chile)	48.0	46.6	1.4	3.0%	12.4%	12.4%

Total UPC Holding	€418.6	€355.3	€63.3	17.8%	15.5%	14.8%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€339.1	€297.2	€41.9	14.1%	14.1%	—
Switzerland	268.5	232.5	36.0	15.5%	13.4%	—
Austria	141.9	131.4	10.5	8.0%	8.0%	—
Ireland	69.0	52.4	16.6	31.7%	31.7%	—

Total Western Europe	818.5	713.5	105.0	14.7%	14.0%	12.9%

Hungary	107.7	104.6	3.1	3.0%	1.6%	—
Other Central and Eastern Europe	253.5	217.7	35.8	16.4%	8.9%	—

Total Central and Eastern Europe	361.2	322.3	38.9	12.1%	6.5%	6.7%

Central and corporate operations	(116.9)	(127.0)	10.1	8.0%	8.0%	—

Total UPC Broadband Division	1,062.8	908.8	154.0	16.9%	14.4%	13.5%

VTR (Chile)	150.9	132.3	18.6	14.1%	17.9%	17.9%

Total UPC Holding	€1,213.7	€1,041.1	€172.6	16.6%	14.9%	14.0%

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	As of September 30, 2008	As of June 30, 2008
	in millions
UPC Broadband Holding Bank Facility	€6,148.0	€5,322.4
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016	300.0	300.0
VTR Bank Facility[8]	331.0	298.8
Other debt, including capital lease obligations	35.2	23.9

Total third party debt	€7,614.2	€6,745.1

Cash and cash equivalents	€39.1	€146.6
Restricted cash[9]	333.2	301.0

Total cash and cash equivalents including restricted cash	€372.3	€447.6

As of September 30, 2008, total third-party debt, including other debt and capital lease obligations, was €7,614 million, while total cash and cash equivalents including restricted cash was €372 million. The third quarter increase in debt of €869 million was due principally to debt raised at the UPC Broadband Holding Bank Facility, as well as the impact of foreign currency movements. Specifically, we borrowed an incremental €260 million under our Facility L and approximately €422 million under our new Facilities O and P.

Facility O is an additional term loan facility comprised of (i) a HUF 5,963 million (€24 million) sub-tranche and (ii) a PLN 115 million (€34 million) sub-tranche. Both sub-tranches were drawn in full in August 2008. Facility P is an additional term loan facility in the principal amount of $512 million (€364 million). Certain of the lenders under Facility I, a €250 million repayable and redrawable term loan under the UPC Broadband Holding Bank Facility, have novated €202 million of their undrawn commitments to Liberty Global Europe B.V., which is a direct subsidiary of UPC Broadband Holding, and entered into Facility P. The remaining third party lenders under Facility I remain committed to lend their €48 million share of Facility I. Facility P was drawn in September 2008. The proceeds of Facilities O and P have been applied towards general corporate and working capital purposes.

As of September 30, 2008, UPC Holding had maximum undrawn commitments under the UPC Broadband Holding Bank Facility of €393 million. Of this amount, we estimate that approximately €251 million will be available to borrow upon completion of our third quarter bank reporting requirements. Subsequent to September 30, 2008, we borrowed an additional €70 million under our Facility L, which will reduce the €251 million in availability noted above.

[8]

An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our condensed consolidated balance sheet.

[9]	Of this amount, €331 million and €299 million of restricted cash as of September 30, 2008 and June 30, 2008, respectively, relates to our VTR Bank Facility.

The following table details the key terms of the UPC Broadband Holding Bank Facility:

		As of September 30, 2008
Facility	Final maturity	Interest rate	Facility amount	Unused borrowing capacity	Outstanding principal amount
			in millions
Facility I	April 1, 2010	E+2.50%	€ 48[10]	€48	€—
Facility L	July 3, 2012	E+2.25%	€ 830	345	485
Facility M	Dec. 31, 2014[11]	E+2.00%	€ 3,890	—	3,890
Facility N	Dec. 31, 2014[11]	L+1.75%	$ 1,900	—	1,351
Facility O	July 31, 2013	SR+2.75%[12]	HUF 5,963 /PLN 115	—	58
Facility P	Sept. 2, 2013	L+2.75%	$ 512	—	364

Total				€393	€6,148

Covenant Calculations

Based on the results for September 30, 2008 and subject to the completion of third quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.85x13 . The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.51x13.

[10]

Total committed facility amount outstanding is €250 million, but €202 million has been novated to Liberty Global Europe B.V., which is a direct subsidiary of UPC Broadband Holding, and thus, third party commitments total €48 million.

[11]

The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) the date falling 90 days prior to the date on which UPC Holding’s existing Senior Notes due 2014 fall due if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

[12]

The applicable interest payable under Facility O is 2.75% per annum plus the specified percentage rate per annum determined by the Polish Association of Banking Dealers—Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.

[13]

Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	in millions
UPC Broadband Division:
The Netherlands	€36.0	€34.7	€102.3	€126.7
Switzerland	48.0	34.8	122.5	111.3
Austria	19.2	14.4	49.9	41.0
Ireland	18.2	24.9	52.9	70.6

Total Western Europe	121.4	108.8	327.6	349.6

Hungary	13.6	9.3	51.1	39.3
Other Central and Eastern Europe	59.7	42.3	159.8	116.6

Total Central and Eastern Europe	73.3	51.6	210.9	155.9

Central and corporate operations	19.0	22.3	55.3	67.1

Total UPC Broadband Division	213.7	182.7	593.8	572.6

VTR (Chile)	36.0	26.8	96.1	87.5

Total UPC Holding	€249.7	€209.5	€689.9	€660.1

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges and credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of UPC Holding’s total segment operating cash flow to operating income is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	in millions
Total segment operating cash flow	€418.6	€355.3	€1,213.7	€1,041.1
Stock-based compensation expense	(10.4)	(13.9)	(28.6)	(41.7)
Depreciation and amortization	(271.9)	(262.7)	(818.4)	(803.9)
Related party fees and allocations, net	7.4	5.6	15.5	15.9
Impairment, restructuring and other operating charges, net	(0.8)	(5.9)	(5.8)	(10.0)

Operating income	€142.9	€78.4	€376.4	€201.4

Operating Data Table

	Operating Data – September 30, 2008 - UPC Holding B.V. Consolidated
					Video					Internet		Telephony
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,730,900	2,626,700	2,070,700	3,290,300	1,447,700	620,200	—	—	2,067,900	2,626,700	671,800	2,563,300	550,600
Switzerland(13)(14)	1,872,400	1,331,400	1,567,700	2,351,800	1,237,100	329,400	—	—	1,566,500	1,521,400	477,300	1,519,400	308,000
Austria	1,112,700	1,112,700	749,800	1,201,400	419,500	134,300	—	—	553,800	1,112,700	431,100	1,112,700	216,500
Ireland	870,300	468,600	562,000	664,300	228,500	227,500	—	91,000	547,000	468,600	94,000	327,700	23,300

Total Western Europe	6,586,300	5,539,400	4,950,200	7,507,800	3,332,800	1,311,400	—	91,000	4,735,200	5,729,400	1,674,200	5,523,100	1,098,400

Hungary	1,188,800	1,149,100	972,400	1,393,400	616,700	64,200	179,500	—	860,400	1,149,100	313,800	1,151,600	219,200
Romania	2,063,100	1,649,900	1,286,900	1,632,800	1,075,900	73,300	137,700	—	1,286,900	1,524,600	225,300	1,462,700	120,600
Poland	1,982,400	1,673,900	1,072,100	1,510,900	972,900	41,300	—	—	1,014,200	1,673,900	357,700	1,616,700	139,000
Czech Republic	1,297,800	1,187,400	784,700	1,090,700	324,700	231,500	119,300	—	675,500	1,187,400	295,400	1,163,600	119,800
Slovakia	481,500	380,300	298,900	356,500	237,000	18,400	30,200	6,200	291,800	347,600	49,100	347,600	15,600
Slovenia	223,000	166,900	166,800	241,600	158,900	3,900	—	4,000	166,800	166,900	54,600	166,900	20,200

Total Central and Eastern Europe	7,236,600	6,207,500	4,581,800	6,225,900	3,386,100	432,600	466,700	10,200	4,295,600	6,049,500	1,295,900	5,909,100	634,400

Total UPC Broadband Division	13,822,900	11,746,900	9,532,000	13,733,700	6,718,900	1,744,000	466,700	101,200	9,030,800	11,778,900	2,970,100	11,432,200	1,732,800

VTR (Chile)	2,492,600	1,740,100	1,027,800	2,043,300	571,700	305,700	—	—	877,400	1,740,100	580,200	1,719,100	585,700

Total UPC Holding	16,315,500	13,487,000	10,559,800	15,777,000	7,290,600	2,049,700	466,700	101,200	9,908,200	13,519,000	3,550,300	13,151,300	2,318,500

Footnotes to Operating Data Table:

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS subscriber is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or for Austria GmbH’s unbundled loop and shared access network.
(2)	Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or for Austria GmbH’s unbundled loop and shared access network.
(3)	Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.
(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.
(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 569,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.
(6)	Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.
(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.
(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)	Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.
(10)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.
(11)	Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.
(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers as of September 30, 2008 exclude an aggregate of 52,300 mobile telephony subscribers in the Netherlands. Also, our Telephony Subscribers do not include customers that receive services via resale arrangements. Our Telephony Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.
(13)	Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our September 30, 2008 subscriber table is based on June 30, 2008 data. In our September 30, 2008 subscriber table, Cablecom’s partner networks account for 67,000 Customer Relationships, 109,500 RGUs, 44,500 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 39,500 Internet Subscribers, and 25,500 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2008 subscriber table.
(14)	In Switzerland, our net organic changes in RGUs and customer relationships were impacted by the ongoing implementation of a new billing system.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.